Exhibit 23.1

CONSENT OF KIRKPATRICK & LOCKHART PRESTON GATES ELLIS LLP

As counsel to Telestone Technologies Corporation (the “Company”), we hereby consent to the reference to this firm under the caption “Legal Matters” contained in the Prospectus which is part of the Registration Statement filed by the Company on April 25, 2007.

/s/ Kirkpatrick & Lockhart Preston Gates Ellis LLP

New York, New York

February 5, 2008